SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

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             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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                             MarketCentral.net Corp.
               (Exact name of registrant as specified in charter)

                                    formerly

                     All American Consultant Aircraft, Inc.

                          Great American Leasing, Inc.


 Texas                                                               76-0270330
(Jurisdiction of Incorporation)             (I.R.S. Employer Identification No.)

300 Mercer Street, Suite 26J, New York NY                                10003
(Address of principal executive offices)                              (Zip Code)



                             ATTORNEY DISCLOSURE AND
                         SPECIAL RELATIONSHIP AGREEMENT
                              (Full Title of Plan)


                                 William Stocker
                                 Attorney at Law
                     34700 Pacific Coast Highway, Suite 303
                           CAPISTRANO BEACH CA 92624
                     PHONE (949) 248-9561 FAX (949) 248-1688

                               (Agent for Service)

                               September 10, 1999
--------------------------------------------------------------------------------

                       CALCULATION OF REGISTRATION FEE (1)

=======================================================================================================================
                                                            PROPOSED               PROPOSED
TITLE OF SECURITIES TO            AMOUNT TO BE              MAXIMUM                MAXIMUM                AMOUNT OF
BE REGISTERED                     REGISTERED                OFFERING PRICE         AGGREGATE              REGISTRATION
                                                            PER UNIT               OFFERING PRICE         FEE
-----------------------------------------------------------------------------------------------------------------------
$0.0001 par value                    36,032                   $1.50                  $54,047                $100.00
Common Stock                         shares                  per share
=======================================================================================================================


(1) The securities of the Issuer are presently trading or listed for trading on the Non-NASDAQ Bulletin Board of the NASD or elsewhere. The price is determined accordingly by reference to the last trading date, September 8, 1999, average close, discounted by 20%.

                                     PART II

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under ss.12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Texas a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.

Item 4. Description of Securities. Not Applicable. See Item 3(c).

Item 5. Interests of Named Experts and Counsel.

     William Stocker, Special Securities Counsel for the Issuer, is also General Counsel of Intrepid International, the service provider, and has an indirect interest in the securities requested to be issued.

Item 6. Indemnification of Directors and Officers.

     The following provision is contained in the Articles of Incorporation, in
Article IX, provides:

          "Each Director and officer or former Director or officer or any person who may have served at the request of this corporation as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor (and their heirs, executors, and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been such Director or officer, except in relation to any actions, suits, or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer (and his heirs, executors, and administrators) may be indemnified by the corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds (2/3) of those members of the Board of Directors of the corporation who are not involved in the action, suit, or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corporation are involved in the action, suit, or proceedings, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees, and expenses which would have been reasonable if the action, suit, or proceeding had been litigated to a conclusion. Such a determination by the Board of Directors, or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his Office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law."

Item 7. Exemption from Registration Claimed.

     Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

     Provided as an exhibit hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement. Counsel also treats the following facts: the Financial Services Agreement is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $1.50 per share per $1.50 of services performed.

Item 9. Undertakings.

     Not Applicable.


                                   SIGNATURES

     The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 10, 1999.


                             MarketCentral.net Corp.
                               A TEXAS CORPORATION


                                       by


/s/                                              /s/
-------------------------------                  -------------------------------
Roy Spectorman                                                 Gerald Yakimishyn
PRESIDENT/DIRECTOR                                            SECRETARY/DIRECTOR

                                    Exhibit 1

                             ATTORNEY DISCLOSURE AND
                         SPECIAL RELATIONSHIP AGREEMENTS

                             ATTORNEY DISCLOSURE AND
                         SPECIAL RELATIONSHIP AGREEMENT

                                 William Stocker
                                 ATTORNEY AT LAW

This Agreement is made by and between INTREPID INTERNATIONAL, LTD., a Nevada Corporation, (hereafter "Intrepid"), and MARKETCENTRAL.NET CORP. a Texas Corporation, (hereafter "Intrepid-Client"), and WILLIAM STOCKER, Intrepid's General Counsel, and dated July 1, 1999. In consideration of the mutual promises contained herein, and on the terms and conditions herein set forth, the parties agree as follows:

A.   SUMMARY.

     MarketCentral.net Corp. has employed Intrepid International, Ltd. to perform certain financial services to Client, some of which services are to be provided for Client, and in the Client's name, by attorneys with established and continuing relationship to Intrepid. The purpose of this agreement is to provide full written disclosure, and to define special character of both the ostensible and actual relationships between the parties.

     WILLIAM STOCKER is actually General Counsel of Intrepid International, Ltd.

     WILLIAM STOCKER will be authorized by this agreement to act as ostensible Special Securities Counsel for MarketCentral.net Corp..


B.   RECITALS

     1. Intrepid Retainer Agreement. Intrepid International, Ltd. is or will be hereby retained as financial services consultants for the Intrepid-Client, pursuant to that certain FINANCIAL SERVICES CONSULTING AGREEMENT of even date herewith. Among the services contemplated to be provided by that Agreement are the services of its General Counsel WILLIAM STOCKER, attorney at law, as Special Securities Counsel for the Intrepid-Client.

     2. Intrepid General Counsel. William Stocker, attorney at law, is General Counsel to Intrepid, first and foremost and always, and this paramount status and relationship has been and is hereby fully disclosed, in connection with the Intrepid-Client's consideration of the potential services of William Stocker as Special Counsel with Limited Authority, in connection with, and only in connection with the services requested and agreed to between Intrepid and the Intrepid-Client.

     3. Definition of "Special Counsel with Limited Authority". As used in this Attorney Disclosure Agreement, this expression shall have the following meaning, consistently and without exception: Intrepid General Counsel is authorized, where appropriate to employ the designation "Special Counsel" or "Special Securities Counsel" for the Intrepid-Client, in connection with, and only in connection with services to and for the Intrepid-Client requested by the Intrepid-Client to be performed by Intrepid pursuant to the FINANCIAL SERVICES CONSULTING AGREEMENT of even date herewith. Intrepid General Counsel, as between such Counsel and the Intrepid-Client, is not Intrepid-Client's Counsel, nor counsel to the Intrepid-Client generally, or in any other manner than specified in this

Attorney Disclosure and
Special Relationship Agreement
William Stocker
ATTORNEY AT LAW   Page 2


     definition. Special Counsel will not take action which is not authorized by the Intrepid- Client nor represent to any person any general authority to speak for or bind the Intrepid- Client in any manner."

     4. Intrepid-Client's right to decline the relationship. The Intrepid-Client has been informed, and is informed hereby, that the Intrepid-Client is not required to join in the special relationship disclosed and defined herein. Intrepid-Client may employ or require its own counsel or independent counsel for any and all purposes at its expense and in addition to its obligations to Intrepid. The Intrepid-Client is advised to retain its own counsel, as appropriate, to review and advise the Intrepid-Client as to any matter arising from its relationship to Intrepid or Intrepid's Counsel.

     5. Management's Preference. It is the desire of sophisticated management that the unnecessary expense of cumulative counsel with respect to purely technical matters is not warranted, necessary or appropriate, with respect to the limited authority and scope of the Special Counsel relationship, as defined, and that no conflict of interest exists or is likely to arise from the strict and precise observance of that relationship as defined. Accordingly management understands, accepts and affirmatively requests such an arrangement.

C.   SPECIAL COUNSEL AGREEMENT

     1. Special Counsel. The Intrepid-Client and Intrepid Counsel hereby agree and adopt that special technical relationship of Special Counsel with Limited Authority as defined hereinabove, for the sole and separate purpose of allowing Intrepid Counsel to perform services appropriate to the services of Intrepid requested by the Intrepid-Client.

     2. Billings. Special Counsel (Intrepid's Counsel) shall invoice and bill applicable time and services to Intrepid, separately with respect to matters applicable to this Intrepid- Client. Time shall be billable at $250.00/hr, and such incidental secretarial services shall be billable at $85.00/hr, as may be reasonably and necessarily performed by its secretary. Additional services may be performed by subcontractor attorneys, subject to arrangements approved by the Intrepid-Client in advance. Intrepid shall be responsible, as between Intrepid and its counsel, for the compensation and discharge of its Counsel's billings. Intrepid shall include Counsel's segregated billings along with its own, and, as between Intrepid and the Intrepid-Client, the Intrepid-Client shall be responsible to Intrepid for the total of its own and Counsel's billings.

     3. Termination. The terms of this agreement may be terminate by either Intrepid-Client or Special Counsel at any time upon written or other reasonable notice to the other.

     4. Miscellaneous This agreement sets forth the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and understandings, if any, of any and every kind and nature, between them. This agreement is made and shall be construed and interpreted according to the laws of the Intrepid-Client's place of

Attorney Disclosure and
Special Relationship Agreement
William Stocker
ATTORNEY AT LAW   Page 3


     Incorporation if that be Nevada or Texas, and if not, pursuant to the laws of the State of Nevada.

     Accordingly the parties cause this agreement to be signed by their duly authorized representative, as of the date written below.

Intrepid International, Ltd.

by




/s/ Kirt W. James                                       /s/ William Stocker
-----------------------------                           ------------------------
    Kirt W. James, President                                William Stocker
                                                            attorney at law


The above is understood and agreed to and I state under the penalties of perjury that I am authorized to execute this letter agreement:

                                                         MarketCentral.net Corp.



Date: 9/9/99                                    By: /s/ Roy Spectorman
      --------------------                          ----------------------------
                                                    Roy Spectorman, President

                             ATTORNEY DISCLOSURE AND
                         SPECIAL RELATIONSHIP AGREEMENT

                                Karl E. Rodriguez
                                 ATTORNEY AT LAW

This Agreement is made by and between INTREPID INTERNATIONAL, LTD., a Nevada Corporation, (hereafter "Intrepid"), and MARKETCENTRAL.NET CORP. a Texas Corporation, (hereafter "Intrepid-Client"), and KARL E. RODRIGUEZ, Exim International, Inc.'s General Counsel, and dated July 1, 1999. In consideration of the mutual promises contained herein, and on the terms and conditions herein set forth, the parties agree as follows:

A.   SUMMARY.

     MarketCentral.net Corp. has employed Intrepid International, Ltd. to perform certain financial services to Client, some of which services are to be provided for Client, and in the Client's name, by attorneys with established and continuing relationship to Intrepid. The purpose of this agreement is to provide full written disclosure, and to define special character of both the ostensible and actual relationships between the parties.

     KARL E. RODRIGUEZ is actually General Counsel of Exim International, Inc.

     KARL E. RODRIGUEZ will be authorized by this agreement to act as ostensible Special Transactional Counsel for MarketCentral.net Corp.

A.   RECITALS

     1. Intrepid Retainer Agreement. Intrepid International, Ltd. is or will be hereby retained as financial services consultants for the Intrepid-Client, pursuant to that certain FINANCIAL SERVICES CONSULTING AGREEMENT of even date herewith. Among the services contemplated to be provided by that Agreement are the services of KARL E. RODRIGUEZ, attorney at law, as Special Transactional Counsel for the Intrepid-Client.

     2. Exim International, Inc., is a financial consulting firm, not a broker, dealer or registered investment advisor, a principal consultant to Intrepid International, Ltd.

     3. Exim General Counsel. Karl E. Rodriguez, attorney at law, is General Counsel to Intrepid's Consultant, Exim International, Inc., first and foremost and always, and this paramount status and relationship has been and is hereby fully disclosed, in connection with the Intrepid-Client's consideration of the potential services of Karl E. Rodriguez as Special Counsel with Limited Authority, in connection with, and only in connection with the services requested and agreed to between Intrepid and the Intrepid-Client.

     4. Definition of "Special Counsel with Limited Authority". As used in this Attorney Disclosure Agreement, this expression shall have the following meaning, consistently and without exception: Exim General Counsel Karl E. Rodriguez is authorized, where appropriate to employ the designation "Special Counsel" or "Special Transactional Counsel" for the Intrepid-Client, in connection with, and only in connection with services to and for the Intrepid-Client requested by the Intrepid-Client to be performed by Intrepid pursuant to the FINANCIAL SERVICES CONSULTING AGREEMENT of even date herewith.

Attorney Disclosure and
Special Relationship Agreement
Karl E. Rodriguez
ATTORNEY AT LAW   Page 2


     Exim General Counsel, Karl E. Rodriguez as between such Counsel and the Intrepid- Client, is not Intrepid-Client's Counsel, nor counsel to the Intrepid-Client generally, or in any other manner than specified in this definition. Special Counsel will not take action which is not authorized by the Intrepid-Client nor represent to any person any general authority to speak for or bind the Intrepid-Client in any manner."

     5. Intrepid-Client's right to decline the relationship. The Intrepid-Client has been informed, and is informed hereby, that the Intrepid-Client is not required to join in the special relationship disclosed and defined herein. Intrepid-Client may employ or require its own counsel or independent counsel for any and all purposes at its expense and in addition to its obligations to Intrepid. The Intrepid-Client is advised to retain its own counsel, as it may deem appropriate, to review and advise the Intrepid-Client as to any matter arising from its relationship to Intrepid or Exim's Counsel.

     6. Management's Preference. It is the desire of sophisticated management that the unnecessary expense of cumulative counsel with respect to purely technical matters is not warranted, necessary or appropriate, with respect to the limited authority and scope of the Special Counsel relationship, as defined, and that no conflict of interest exists or is likely to arise from the strict and precise observance of that relationship as defined. Accordingly management understands, accepts and affirmatively requests such an arrangement.

B.   SPECIAL COUNSEL AGREEMENT

     1. Special Counsel. The Intrepid-Client and Intrepid Counsel hereby agree and adopt that special technical relationship of Special Counsel with Limited Authority as defined hereinabove, for the sole and separate purpose of allowing Intrepid Counsel to perform services appropriate to the services of Intrepid requested by the Intrepid-Client.

     2. Billings. Special Counsel (Exim's Counsel) shall invoice and bill applicable time and services to Intrepid, separately with respect to matters applicable to this Intrepid-Client. Time shall be billable at $250.00/hr, and such incidental secretarial services shall be billable at $85.00/hr, as may be reasonably and necessarily performed by its secretary. Additional services may be performed by subcontractor attorneys, subject to arrangements approved by the Intrepid-Client in advance. Intrepid shall be responsible, as between Intrepid and its counsel, for the compensation and discharge of its Counsel's billings. Intrepid shall include Counsel's segregated billings along with its own, and, as between Intrepid and the Intrepid-Client, the Intrepid-Client shall be responsible to Intrepid for the total of its own and Counsel's billings.

     3. Termination. The terms of this agreement may be terminate by either Intrepid-Client or Special Counsel at any time upon written or other reasonable notice to the other.

Attorney Disclosure and
Special Relationship Agreement
Karl E. Rodriguez
ATTORNEY AT LAW   Page 3


     4. Miscellaneous This agreement sets forth the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and understandings, if any, of any and every kind and nature, between them. This agreement is made and shall be construed and interpreted according to the laws of the Intrepid-Client's place of Incorporation if that be Nevada or Texas, and if not, pursuant to the laws of the State of Nevada.

     Accordingly the parties cause this agreement to be signed by their duly authorized representative, as of the date written below.

Intrepid International, Ltd.

by




/s/ Kirt W. James                                    /s/ Karl E. Rodriguez
------------------------------                       ---------------------------
Kirt W. James, President                                 Karl E. Rodriguez
                                                         attorney at law


The above is understood and agreed to and I state under the penalties of perjury that I am authorized to execute this letter agreement:

                                                         MarketCentral.net Corp.



Date: 9/9/99                                      By:  Roy Spectorman
      --------------------                             -------------------------
                                                       Roy Spectorman, President

                                    Exhibit 2

                               OPINION OF COUNSEL

                                 LAW OFFICES OF
PHONE (949) 248-9561             WILLIAM STOCKER                 (949) 248-1688
                   34700 Pacific Coast Highway, Suite 303 FAX
                            CAPISTRANO BEACH CA 92624


                               September 10, 1999
To the President and the
Board of Directors
MarketCentral.net Corp.
300 Mercer Street Suite 26J
New York NY 10003
                         re: Opinion of Special Counsel
      Dear Gentlemen:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $54,047 in the form of 36,032 shares of common stock to be registered thereby. It is well known that I am General Counsel for Intrepid International, Ltd., the service provider.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to ss.12(g) of the Securities Exchange Act of 1934.

     It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Financial Services Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $1.50 per share for $1.50 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed by Intrepid were direct or indirect commissions or compensation for raising funds for the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                                  Very Truly Yours,




                                                  /s/ William Stocker
                                                  ------------------------------
WS:zbe                                                SPECIAL SECURITIES COUNSEL